Exhibit 99.1

BOLDFACE Group adds Victor Azrak to the Board of Directors, Closes Additional Financing

SANTA MONICA, Calif., April 12, 2013 -- BOLDFACE Group, Inc. (OTCBB: BLBK), a celebrity beauty licensing company (the “Company” or “Boldface”) founded by beauty industry veterans focused on top tier celebrity and designer brands to create product opportunities in the beauty, home and fragrance markets, today announced a further expansion of its board of directors to five members. Joining the board as an independent director is Victor Azrak. In addition, the Company also engaged Frank Peticca to provide the Company with strategic planning, operational efficiencies and financial management consulting services.

“The addition of Victor and Frank will add an additional layer of depth and experience to Boldface,” said Ms. Ostoya. “We are growing rapidly and the operations support will help us advance as a company.”

Mr. Victor Azrak started American Marketing Enterprises (AME) in June of 1993 with his brother Elliott. Within five years AME grew to become the leading licensed sleepwear company in the industry. AME developed a portfolio of licenses over the years including Power Rangers, Hello Kitty, Disney and Marvel. Mr. Azrak sold AME to Li and Fung USA in November of 2007 but continues to run AME today. Mr. Azrak lives in Brooklyn NY with his wife and four children and is very active in his community supporting many charitable causes.

Mr. Frank Peticca is a CPA and has over 30 years of experience working in finance and operations. Most recently, Mr. Peticca was Executive Vice President of Finance and Operations for Li and Fung USA’s Accessories Group. Prior to this role, Mr. Peticca was involved in preparing and negotiating for the sale of American Marketing Enterprises to Li and Fung USA. Mr. Peticca has also served as controller at Liz Claiborne and CFO of Calvin Klein Jeans.

The Company also announced that on April 8, 2013 it completed a third and final closing of its private placement financing of 12% secured convertible notes with an accredited investor in the aggregate principal amount of $250,000 (the “Notes”) and 5-year warrants (the “Warrants”) to purchase 1,000,000 shares of the Company’s common stock.

The Notes are convertible into shares of common stock at any time prior to maturity at $0.25 per share, subject to a one-time reset. The Notes will mature on December 8, 2013 and contain customary affirmative and negative covenants of the Company. The conversion price of the Notes and the exercise price of the Warrants are subject to “weighted average” and other customary anti-dilution protections. The Company is obligated to register the shares of common stock underlying the Notes and Warrants within a pre-defined period.

Net proceeds from the offering are expected to be used for general corporate purposes.

For more detailed information on this financing, see the Company’s Current Report on Form 8-K, which was filed with the United States Securities and Exchange Commission on April 12, 2013. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company’s business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com

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